EXHIBIT 3.8

July 31, 2024

To: Holder of Series A Warrants

Re: Amendment to Series A Warrants

Dear [_________]:

Reference is made to the issuance and sale by ENDRA Life Sciences Inc. (the “Company”) of shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock, together with Series A warrants to purchase shares of the Company’s common stock (the “Series A Warrants”) and Series B warrants to purchase shares of the Company’s common stock, pursuant to that certain Placement Agency Agreement by and between the Company and Craig-Hallum Capital Group LLC, dated as of June 4, 2024. Capitalized terms used herein without definition shall have the meanings set forth in the Series A Warrants.

This letter (the “Warrant Amendment”) confirms that the Company and the Required Holders hereby amend, effective as of the date hereof, the Series A Warrants pursuant to Section 5(m) thereof as follows, with the new language indicated by bolded, italicized text and deletions indicated by strikethroughs.

1) The definition of “Shareholder Approval” in Section 1 is hereby replaced in full as follows:

“Shareholder Approval” means (a) such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Company with respect to issuance of all of the Warrant Shares upon the exercise of the Warrants, including, without limitation, ~~(i) to render inapplicable the Floor Price in Section 3(h) hereof, thereby giving full effect to the adjustment in exercise price and/or number of shares of Common Stock underlying the Warrants following any Dilutive Issuance (as defined below) and (ii)~~ to consent to any adjustment to the exercise price or number of shares of Common Stock underlying the Warrants in the event of a Share Combination Event (as defined below), and (b) approval for the Company to file the Charter Amendment.

2) The first paragraph of Section 3(i) is hereby replaced in full as follows:

Subsequent Equity Sales. If, at any time while this Warrant is outstanding (such period, the “Adjustment Period”), the Company issues, sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition), or, in accordance with this Section 3(i), is deemed to have issued or sold, any shares of Common Stock or Common Stock Equivalents for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Exercise Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then simultaneously with the consummation (or, if earlier, the announcement) of such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount (the “New Exercise Price”) equal to the lower of (a) the New Issuance Price or (b) the lowest VWAP during the five (5) consecutive Trading Days immediately following the Dilutive Issuance (such lower price, the “Base Share Price”) and the number of Warrant Shares issuable hereunder shall be proportionately increased such that the aggregate Exercise Price of this Warrant on the Issuance Date for the Warrant Shares then outstanding shall remain unchanged; provided that the Base Share Price shall not be less than ~~$0.217~~$0.0434 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the Placement Agency Agreement) (the “Floor Price”). ~~Notwithstanding the foregoing, if one or more Dilutive Issuances occurred prior to the Shareholder Approval being obtained and the reduction of the Exercise Price was limited by the Floor Price, once the Shareholder Approval is obtained, the Exercise Price will automatically be reduced to equal the lowest Base Share Price with respect to any Dilutive Issuance that occurred prior to the Shareholder Approval being obtained and the number of Warrant Shares shall be proportionately adjusted pursuant to the foregoing.~~ If the Company enters into a Variable Rate Transaction (as defined in the Placement Agency Agreement; provided, that, with respect to a Variable Rate Transaction that is an equity line of credit or an “at-the-market offering”, this Section 3(i) shall apply to any issuances of Common Stock or Common Stock Equivalents thereunder rather than the entry into the agreement with respect thereto), the Company shall be deemed to have issued shares of Common Stock or Common Stock Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(i) in respect of an Exempt Issuance (as defined in the Placement Agency Agreement). For the avoidance of doubt, in the event the Exercise Price has been adjusted pursuant to this Section 3(i) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Exercise Price be readjusted to the Exercise Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated. For all purposes of the foregoing, the following shall be applicable:

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3) Section 3(j) is hereby replaced in full as follows:

Share Combination Event Adjustment. In addition to the adjustments set forth in Section 3(a) above, if at any time and from time to time on or after the Shareholder Approval Date, there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving the Common Stock (each, a “Share Combination Event”, and such date thereof, the “Share Combination Event Date”) and the lowest VWAP during the period commencing five (5) consecutive Trading Days immediately preceding and the five (5) consecutive Trading Days commencing on the Share Combination Event Date (the “Event Market Price”) (provided if the Share Combination Event is effective after close of trading on the primary Trading Market, then commencing on the next Trading Day which period shall be the “Share Combination Adjustment Period”) is less than the Exercise Price then in effect (after giving effect to the adjustment in Section 3(a) above), then at the close of trading on the primary Trading Market on the last day of the Share Combination Adjustment Period, the Exercise Price then in effect on such fifth (5th) Trading Day shall be reduced (but in no event increased) to the Event Market Price; provided, however, that in no event shall the Exercise Price be reduced to an amount less than the Floor Price, and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price of this Warrant on the Issuance Date for the Warrant Shares then outstanding shall remain unchanged. Notwithstanding the foregoing, if one or more Share Combination Events occur prior to the Shareholder Approval being obtained and a reduction of the Exercise Price did not occur, once the Shareholder Approval is obtained, the Exercise Price will automatically be reduced to equal the lowest Event Market Price (or the Floor Price, if such Event Market Price is lower than the Floor Price) with respect to any Share Combination Event that occurred prior to the Shareholder Approval being obtained and the number of Warrant Shares shall be proportionately adjusted pursuant to the foregoing. For the avoidance of doubt, (a) if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Exercise Price hereunder, no adjustment shall be made, and if this Warrant is exercised, on any given Exercise Date during the Share Combination Adjustment Period, solely with respect to such portion of this Warrant exercised on such applicable Exercise Date, such applicable Share Combination Adjustment Period shall be deemed to have ended on, and included, the Trading Day immediately prior to such Exercise Date and the Event Market Price on such applicable Exercise Date will be the lowest VWAP of the Common Stock immediately during such the Share Combination Adjustment Period prior to such Exercise Date and ending on, and including the Trading Day immediately prior to such Exercise Date and (b) all adjustments pursuant to this Section 3(j) shall also be subject to Section 3(a) above, including any Event Market Price.

Except as expressly set forth above, the terms and provisions of the Series A Warrants shall remain in full force and effect after the execution of this letter and shall not be in any way changed, modified or superseded except by the terms set forth herein.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Series A Warrants that reflect the Warrant Amendments in exchange for the surrender for cancellation of the Holder’s Existing Warrants to be amended as provided herein.

The Company hereby represents and warrants as of the date hereof and covenants and agrees with the undersigned Holder that, from and after the date hereof until twelve (12) months after the date hereof, that none of the terms offered to any other Holder related to the exercise of the Series A Warrants (“Other Warrant Exercise Agreement”) (or any amendment, modification or waiver thereof), is or will be more favorable to such other Holder than those of the Holder, unless such terms are concurrently offered to the Holder. If, and whenever on or after the date hereof until twelve (12) months after the date hereof, the Company enters into an Other Warrant Exercise Agreement, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of the Other Warrant Exercise Agreement shall be, without any further action by the Holder or the Company, automatically granted to the Holder such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Exercise Agreement, provided that, upon written notice to the Company at any time, the Holder may elect not to accept the benefit of any such amended or modified term or condition. The provisions of this paragraph shall apply similarly and equally to each such Other Warrant Exercise Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ENDRA LIfe sciences Inc.

By:
Name:
Title:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: __________________________________

Name of Authorized Signatory: ____________________________________________________

Number of Series A Warrants held by Holder: ________________

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